EXHIBIT 10.1.1
FIRST AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 14th day of October, 2008, by and among IMPAX LABORATORIES, INC., a Delaware corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, (“Bank”).
BACKGROUND
     A. Pursuant to that certain Amended and Restated Loan and Security Agreement dated December 15, 2005 by and between Borrower and Bank, as the same may hereafter be further amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Bank agreed, inter alia, to amend and restate an existing revolving line of credit in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000.00).
     B. Borrower has requested and Bank has agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.
     C. All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
     1. Waiver of Covenant Default.
          (a) Bank hereby waives any Default or Event of Default that exists or may arise under the Loan Agreement as a result of Borrower’s failure to deliver to Lender audited annual financial statements within ninety (90) days of Borrower’s fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007, as required by Section 5.6(d) and Section 5.18 of the Loan Agreement (collectively, the “Outstanding Annual Statements” and each an “Outstanding Annual Statement”).
          (b) Bank hereby waives any Default or Event of Default that exists or may arise under the Loan Agreement as a result of Borrower’s failure to deliver to Lender quarterly or monthly financial statements within thirty (30) days of each month or fiscal quarter ending on or after December 31, 2005, as required by Section 5.6(c) of the Loan Agreement.
          (c) Bank hereby waives any Default or Event of Default that exists or may arise under the Loan Agreement as a result of Borrower’s failure to comply with the Fixed Charge Coverage Ratio set forth in Section 7.1 of the Loan Agreement for the Applicable Fiscal Period ended June 30, 2006.
     The foregoing waivers apply solely with respect to the covenants and periods referenced in subsections (a), (b) and (c) above and do not apply to or constitute a waiver of any other Default or Event of Default that exists or may exist under the Loan Agreement or any of the other Loan

Documents, including, without limitation, Borrower’s failure to comply with the covenants set forth in Sections 5.6 and 7.1 of the Loan Agreement as of any other date.
     2. Termination Date. The reference to “October 31, 2008” contained in the definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby deleted and replaced with “December 31, 2008”.
     3. Unused Line Fee. Section 2.11.2 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“2.11.2 Unused Line Fee. Borrower shall pay to Bank an Unused Line Fee for each day equal to the product of (i) 50 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate average monthly outstanding principal amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.”
     4. Loans and Other Investments. Section 6.4 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“6.4 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person, except for (a) cash and Cash Equivalents (b) existing Investments in Subsidiaries, (c) endorsement of negotiable instruments for collection in the ordinary course of business, (d) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate, (e) any Swap Agreements with Bank (or with any of its Affiliates), (f) Permitted Acquisitions and (g) Investments in Borrower’s Subsidiary located in Taiwan in an amount not to exceed Nineteen Million Dollars ($19,000,000.00) Borrower’s fiscal year ended December 31, 2008 and Six Million Dollars ($6,000,000.00) during Borrower’s fiscal year ended December 31, 2009.”
     5. Capital Expenditures. Section 7.2 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“7.2 Capital Expenditures. Borrower shall not, directly or indirectly, make total Capital Expenditures in excess of (a) Fifty Million Dollars ($50,000,000.00) for the period from January 1, 2005 through December 31, 2006, (b) Twenty-Five Million Dollars ($25,000,000.00) for the period from January 1, 2007 through December 31, 2007, and (c) Thirty-Four Million Dollars

($34,000,000.00) for the period from January 1, 2008 through December 31, 2008.”
     6. Past Due Financial Statements. The Borrower agrees that, on or before October 31, 2008, the Borrower will furnish to Lender the Outstanding Annual Statements. Notwithstanding anything to the contrary in the Loan Agreement, each Outstanding Annual Statement shall consist of an audited financial report of Borrower and its Subsidiaries and shall contain, for the applicable period, a consolidated balance sheet, a consolidated income statement and statement of cash flows, setting forth in comparative form the figures for the preceding fiscal year, together with footnotes, and containing an unqualified audit opinion of independent certified public accountants that the financial statements were prepared in accordance with GAAP. Failure to comply with this Section 6 shall constitute an Event of Default under the Loan Agreement.
     7. Updated Schedules. Borrower and Bank agree that the schedules attached hereto shall replace each of the corresponding schedules to the Loan Agreement (collectively, the “Updated Schedules”).
     8. Amendment Fee. Upon execution of this Amendment, Borrower shall pay to Bank an amendment fee in the amount of Twenty-Five Thousand Dollars ($25,000.00) (the “Amendment Fee”), which fee may be charged as a Revolver Loan or charged to any bank account of Borrower maintained with Bank. The foregoing Amendment Fee is in addition to the interest and other amounts which Borrower is required to pay under the Loan Documents, and is fully earned and nonrefundable.
     9. Amendment/References. The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Loan Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.
     10. Release. Borrower acknowledges and agrees that it has no claims, suits or causes of action against Bank and hereby remises, releases and forever discharges Bank, their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.
     11. Additional Documents; Further Assurances. Borrower covenants and agrees to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Bank may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Bank herein or in any of the Loan Documents, or to enforce or to protect Bank’s interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion. Borrower hereby authorizes Bank to file, at Borrower’s cost and expense, financing statements, amendments thereto and other items as Bank may require to evidence or perfect Bank’s continuing security interest and liens in and against the Collateral. Borrower agrees to join with Bank in notifying any third party with possession of any Collateral of Bank’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Bank. Borrower will cooperate with Bank in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.
     12. Further Agreements and Representations. Borrower does hereby:
          (a) ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against Borrower and its assets and properties, all in accordance with the terms thereof, as amended;
          (b) covenant and agree to perform all of Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;
          (c) acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any of the Obligations or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;
          (d) acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended (including, without limitation as modified by the Updated Schedules), are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;
          (e) represent and warrant that no Default or Event of Default exists;
          (f) covenant and agree that Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents; and
          (g) acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of the Note, the Loan Agreement or of any of the other Loan Documents and does not constitute a release, termination or, except as expressly set forth in Section 1 above, waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Bank in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all of the Obligations.
     Borrower acknowledges and agrees that Bank is relying on the foregoing agreements, confirmations, representations and warranties of Borrower and the other agreements, representations and warranties of Borrower contained herein in agreeing to the amendments contained in this Amendment.
     13. Fees, Cost, Expenses and Expenditures. Borrower will pay all of Bank’s reasonable, out-of-pocket expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Bank and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.
     14. No Waiver. Nothing contained herein constitutes an agreement or obligation by Bank to grant any further amendments to the Loan Agreement or any of the other Loan Documents. Except as expressly set forth in Section 1 hereof, nothing contained herein constitutes a waiver or release by Bank of any Event of Default or of any rights or remedies available to Bank under the Loan Documents or at law or in equity.
     15. Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.
     16. Binding Effect. This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     17. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.
     18. Severability. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.
     19. Modifications. No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.
     20. Headings. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
     21. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.
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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

IMPAX LABORATORIES, INC.

By:	/s/ Arthur A. Koch, Jr.

Name/Title:	Arthur A. Koch, Jr. Senior Vice President and Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Margaret A. Byrne

Name/Title:	Margaret A. Byrne
Director